UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Bruce A. Toth, Esq.

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601-9703

(312) 558-5723

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Superior Industries International, Inc., a Delaware corporation (“Superior” or the “Company”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from its stockholders in connection with its 2016 Annual Meeting of Stockholders and at any and all adjournments, postponements or reschedulings thereof (the “2016 Annual Meeting”). In connection with its 2016 Annual Meeting, Superior has filed a definitive proxy statement and a definitive form of WHITE proxy card with the SEC on March 25, 2016.

Letter to Shareholders Dated April 4, 2016

Attached hereto is a letter dated April 4, 2016 that Superior is mailing to stockholders in which Superior comments on the proxy contest by GAMCO Asset Management Inc. (“GAMCO”) with respect to the 2016 Annual Meeting. As previously disclosed, GAMCO Asset Management Inc. has indicated that it intends to conduct a proxy contest and seek the election at the 2016 Annual Meeting of three candidates to the Superior Board of Directors (the “Superior Board”) to replace three highly qualified, and extremely valuable members of the Superior Board who have been unanimously recommended by the Superior Board for re-election. Superior strongly urges stockholders to vote only the WHITE proxy card and discard any blue proxy card they may receive from GAMCO.

Additional Information and Where To Find It

Superior, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Superior stockholders in connection with the matters to be considered at Superior’s 2016 Annual Meeting. On March 25, 2016, Superior filed a definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the SEC in connection with such solicitation of proxies from Superior’s stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPERIOR WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including the appendices thereto. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Superior with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the “Investors” section of our corporate website at www.supind.com, by writing to Superior’s Corporate Secretary at 26600 Telegraph Rd., Suite 400, Southfield, Michigan 48033, by calling Superior at (248) 352-3700, or by contacting Superior’s proxy solicitor, Okapi Partners LLC, toll free at (877) 629-6356.

YOUR VOTE IS IMPORTANT VOTE THE ENCLOSED WHITE PROXY CARD TODAY!

April 4, 2016

Dear Fellow Superior Stockholder,

Enclosed you will find Superior’s proxy materials for the 2016 Annual Meeting of Stockholders of Superior Industries International, Inc., to be held on Tuesday, April 26, 2016. Please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided and vote FOR ALL your Board’s highly qualified and very experienced nominees – Michael R. Bruynesteyn, Margaret S. Dano, Jack A. Hockema, Paul J. Humphries, James S. McElya, Timothy C. McQuay, Donald J. Stebbins and Francisco S. Uranga. You may also vote by phone or Internet by following the instructions on the enclosed WHITE proxy card.

RESULTS DEMONSTRATE SIGNIFICANT PROGRESS AND MOMENTUM

Your Board of Directors and management team are focused on creating lasting value for all Superior stockholders. As demonstrated by Superior’s 2015 performance, Superior has shown significant progress over the past year, which has been spearheaded by Superior’s refreshed Board and management team. As we have been open about in the past, following the financial crisis, Superior faced a number of challenges that were reflected in our poor stock performance. We realized, in order to drive improved performance and enhanced returns, a need for change was warranted. Over the last several years that realization has driven us to take aggressive action and we have undertaken a comprehensive set of deliberate steps to reposition the Company for improved performance, profitable growth and long-term value creation. Building upon the strong foundation that was laid in place many years ago by our late founder, Louis Borick, and former Chairman and CEO, Steven Borick, and under the leadership of your Board, we reshaped our management team, refocused our strategy and significantly altered our Board with the addition of five new directors since December 2013.

The result of these actions is clearly evident in Superior’s dramatically improved performance over the past year:

•	In fiscal 2015 we delivered year-over-year EPS growth of 173% and adjusted EBITDA growth of 36%
•	Improved cash generation of $59 million – five times the year prior
•	The fourth quarter of 2015 represented the highest quarterly production of wheel shipments since 2007
•	Returned $38.7 million of capital to stockholders through dividends and stock repurchases in 2015
•	Returned additional $11 million through share repurchases since year end 2015
•	Received the 2015 supplier of the year award from GM
•	Reduced our average tenure for directors to just under 4 years

SUPERIOR HAS SIGNIFICANTLY OUTPERFORMED MAJOR INDEXES AS WELL AS ITS PEER GROUP

Source: FactSet as of 3/29/16

(1)	Total Shareholder Returns calculated as the compounded return between two time periods, assuming that dividends are re-invested at the closing share price of the ex-dividend date
(2)	Proxy Peers reflects the simple average TSR of Accuride, Commercial Vehicle Group, Dorman Products, Drew Industries, Fuel Systems Solutions, Gentherm, Miller Industries, Modine Manufacturing, Shiloh Industries, Spartan Motors, Standard Motor Products, Stoneridge, Strattec Security, and Tower International

While Superior’s evolution is well underway and we are proud of the results we have already achieved, it remains a critical juncture for the Company. There is still work to be done and we remain focused on further strengthening our manufacturing platform, driving increased operating efficiencies through best-in-class processes, and further diversifying into more value-added segments while growing value-added sales. Through continued execution of our strategic plan we are confident in Superior’s future and the opportunities that lie ahead. We have the right strategy and the right Board in place to drive continued improvement across the business and are confident that our progress will deliver market share gains, additional EBITDA margin expansion and strong stockholder returns.

HISTORY UNFORTUNATELY KEEPS REPEATING ITSELF – GAMCO CONDUCTING YET ANOTHER

DISRUPTIVE AND COSTLY PROXY CONTEST

Superior’s Board is comprised of eight highly qualified directors who are dedicated to serving the best interests of all stockholders and who we believe represent the right Board to help Superior achieve its strategic plan. Despite the clear strategy we have in place and the progress we have already achieved, once again, GAMCO Asset Management Inc. (GAMCO) is waging another needless, costly and distracting proxy contest to elect its own director candidates to Superior’s Board. This will mark the fourth consecutive year of GAMCO trying to elect nominees to the Board (including Ryan Morris who was nominated by GAMCO and soundly rejected by stockholders in 2014), with each previous attempt having resulted in an increasingly decisive NO from stockholders.

As was the case in 2013, 2014 and 2015, GAMCO has not shared with management or your Board an alternative strategic plan for improving Superior’s prospects or enhancing stockholder value. At the same time, GAMCO continues to propose underqualified director candidates that lack experiences or skillsets unique to our current directors.

Superior is committed to engaging with stockholders, including GAMCO. We have made numerous efforts to engage in constructive dialogue with GAMCO and again participated in their annual Automotive Aftermarket Symposium. Despite Superior’s good faith efforts to engage, GAMCO remains acutely interested in carrying forward its ongoing agenda for the Company, which is not entirely clear to say the least. In fact, to date, we have not received any form of an agenda or strategy from GAMCO.

Given the significant margin by which stockholders voted not to elect previous GAMCO director nominees, including Mr. Morris at the 2014 annual meeting, we are once again baffled as to why GAMCO fails to respect the clear message from stockholders and instead chooses to nominate another slate of director nominees who bring no additional value to our Board.

Putting the above aside, in 2015, your Board reached out to GAMCO to seek their input on potentially adding a new independent director with capital markets experience to address one of GAMCO’s prior criticisms. Throughout our search process, GAMCO declined to provide any meaningful input – essentially abandoning their original initiative. We however, moved forward with our search process and appointed Michael Bruynesteyn, a highly qualified and seasoned financial executive, to the Board as an independent director. As a result, we have already addressed the role that GAMCO’s nominees would fill on the Board – so why is GAMCO continuing to nominate director candidates?

In short, we believe GAMCO views its ownership in Superior’s stock as an automatic entitlement to Board representation – that is simply not something we agree with. We feel strongly that each of our Board members should be representative of all stockholders, not beholden to one.

SUPERIOR HAS THE RIGHT BOARD OF DIRECTORS TO DRIVE LASTING STOCKHOLDER VALUE

It is evident that our directors have a proven track record of creating and returning value to all stockholders. Furthermore, we believe our nominees are highly qualified and each possesses the knowledge and breadth of relevant and diverse experience and commitment necessary to continue guiding Superior down its current path of success.

MICHAEL R. BRUYNESTEYN - Director since 2015

Treasurer and Vice President, Strategic Finance – Turner Construction Company

✓    Holds over 20 years of finance experience largely focused on the automotive industry in a variety of global senior roles spanning corporate finance, investment banking and equity research.

✓    Has served as a member of the Advisory Board of Levant Power Corporation since 2013.

✓    Served as Managing Director at the investment banking firm Strauss Capital Partners from 2008 to 2012.

✓     Previously served as a Senior Equity Research Analyst at Prudential Equity Group covering the world’s largest automotive manufacturers and suppliers.

✓    Spent 7 years at General Motors where he held various domestic and international positions in finance.

✓    Brings to the Board a deep understanding of and experience within capital markets.

MARGARET S. DANO – Director since 2007

Retired Vice President, Worldwide Operations – Garrett Engine Boosting Systems

✓    Has served as Chairman since 2014 and Lead Director since 2010.

✓    Brings over 30 years of experience in large, industry leading companies.

✓    Has served as a member of the Douglas Dynamics, Inc. Board of Directors since 2012.

✓    Currently serves on the Board of Directors and a member of the nominating and Corporate Governance Committee for Neenah Paper, Inc.

✓     Currently serves as Lead Director and a member of the Compensation Committee for Industrial Container Services, Inc.

✓    Served as Vice President, Worldwide Operations of Garrett Engine Boosting Systems from 2002 until 2005.

✓     Provides the Board with expertise in strategic planning, product management, start-up and global operations, and cost and quality improvements.

JACK A. HOCKEMA – Director since 2014

Chairman and Chief Executive Officer – Kaiser Aluminum Corporation

✓    Has held C-level and senior leadership roles in a publicly traded company since 1996.

✓    Member of the Board of Trustees of The Conference Board.

✓    Served on the Board of Directors of Clearwater Paper Corp. from 2008 to 2009.

✓    Contributes to the Board significant expertise in areas of automotive and aluminum knowledge, metals fabrication and operations, strategic planning and financial acumen.

PAUL J. HUMPHRIES – Director since 2014

President – High Reliability Solutions

✓    Since 2011, has served as President of High Reliability Solutions, a business group at Flextronics International Ltd, a global end-to-end supply chain solutions company that serves the energy, medical, automotive and aerospace and defense markets.

✓     Currently serves as Chairman of the Board for the Silicon Valley Education Foundation.

✓    Has held various senior roles at a handful of publicly traded companies throughout his career.

✓    Brings extensive experience and expertise in the automotive supplier industry, specifically in strategy, growth, human resources and global operations.

✓     Provides the Board with experience in planning, implementing and integrating mergers and acquisitions.

JAMES S. MCELYA – Director since 2013

Retired Chief Executive Officer – Cooper-Standard Holdings, Inc.

✓     Currentlyserves as currently Chairman of the Board of Directors of Affinia Group Intermediate Holdings Inc.

✓    Previously served as President of Cooper Standard Automotive, a publicly traded leading global supplier of systems and components for the automotive industry.

✓     Previously served as Chairman of the Motor Equipment Manufacturers Association and Chairman of the Board of Directors of the Original Equipment Supplier Association.

✓    Brings to the Board seasoned experience within the automotive industry while also contributing valuable leadership and strategy experience combined with operation and management expertise.

TIMOTHY C. MCQUAY – Director since 2011

Retired Managing Director, Investment Banking – Noble Financial Capital Markets

✓    Has nearly 34 years of investment banking and financial advisory experience

✓    Has served as Managing Director at various leading investment banks

✓     Currently serves as the Chairman of the Board of Directors of Perseon Corp.

✓    Previously served on the Board of Directors of Keystone Automotive Industries, Inc., including as Chairman of the Audit Committee

✓     Previously served as Chairman of the Board of Meade Instruments Corp.

✓    Provides the Board with extensive business and financial experience and public company board experience, which includes representation on various compensation and audit committees.

DONALD J. STEBBINS – Director since 2014

President and Chief Executive Officer – Superior Industries International, Inc.

✓    Has successfully organized and led revamping process since being appointed as President and CEO of Superior Industries in May 2014.

✓     Previously served as Chairman, President and CEO of Visteon Corporation, a global supplier of automotive systems, modules and components to global automotive original equipment manufacturers, for 6 years.

✓     Currently serves as member of the Board of Directors of Snap-On Incorporated.

✓    Held various senior roles around the globe with the Lear Corporation, a supplier of automotive seating and electrical distribution systems.

✓    Brings to the Board significant experience in the automotive industry and background in corporate finance and growth.

FRANCISCO S. URANGA – Director since 2007

Corporate Vice President & Chief Business Operations Officer, Latin America – Foxconn

✓    Previouslyserved as Secretary of Industrial Development for the state government of Chihuahua, Mexico.

✓     FormerlyDeputy Chief of Staff for the Mexican Commerce and Trade Secretary, Herminio Blanco.

✓    Criticalasset to Superior in relation to the Company’s cross-border business initiatives, government relations and regulatory compliances.

If each of our nominees are re-elected at the 2016 Annual Meeting, your Board will be composed of eight highly qualified directors, dedicated to serving the best interests of all stockholders. Of these eight directors, seven are independent and five have joined the Board since December 2013, bringing fresh perspectives and relevant business experience. Further, the Board will collectively possess a broad and diverse set of skills, experiences and insights in the areas of automotive operations, global manufacturing, accounting, finance, investment banking, mergers and acquisitions, capital markets, capital allocation, capital structure, risk management, strategic planning, lean, six sigma and human resources.

While we have carefully been assembling a high quality Board, possessing a broad set of skills, GAMCO has proposed less qualified individuals which do not enhance the skills already possessed by our current directors. Consider the following with respect to GAMCO’s three proposed director candidates:

•

GAMCO Nominee Matthew Goldfarb – Mr. Goldfarb has never been involved with a company in the automotive parts industry. His previous leadership experiences raise a red flag – In November 2013, Mr. Goldfarb resigned as CEO of Xinergy, Ltd. and less than two years later the company was forced to file for bankruptcy protection under Chapter 11. Furthermore, Institutional Shareholder Services (ISS) recommended for stockholders to withhold their votes against Mr. Goldfarb while he served on the Boards of Xinergy (2010 and 2012), Ltd. and Sevcon, Inc. (2016).

•	GAMCO Nominee Frederic “Jack” Liebau Jr. – Only relevant experience includes serving as a Board Member of The Pep Boys – Manny, Moe & Jack as part of a settlement between the company and GAMCO.

•

GAMCO Nominee Ryan Morris – Mr. Morris, who is 31 years old and has never been involved with a company in the automotive parts industry, was a nominee for the Superior Board previously in 2014, but was rejected soundly for election by stockholders. From June 2011 through July 2012, Mr. Morris served as a member of the Equity Committee responsible for maximizing value to the stockholders of HearUSA, Inc. (subsequently HUSA Liquidating Corporation), a publicly traded Company in Chapter 11 bankruptcy, which has since liquidated its assets and ceased operations.

As part of Superior’s commitment to engaging constructively and in good faith with our stockholders, the Nominating and Corporate Governance Committee thoroughly reviewed the GAMCO nominees’ qualifications and interviewed each of the GAMCO director nominees. Based on this review and the interviews, the Board unanimously opposes the election of GAMCO’s nominees and believes the candidates’ track records provide no confidence that their election would benefit the Company or lead to further stockholder value.

Superior’s Board is committed to maintaining the highest standards of corporate governance and also values input from our stockholders. As such, in connection with a review of our corporate governance practices and the consideration of input from our stockholders (including a recent receipt of a stockholder proxy access proposal from GAMCO for the 2017 Annual Meeting of Stockholders), Superior has decided to include in the proxy statement a proxy access proposal for evaluation by our stockholders. If supported by our stockholders and adopted by our Board, this would permit any stockholder or group of stockholders that has maintained ownership of 3% or more of the Company’s shares continuously for at least 3 years the ability to nominate a specified number of director candidates within the Company’s proxy materials. Greater detail can be found under Proposal No. 4 in the enclosed proxy materials.

PROTECT YOUR INVESTMENT BY SUPPORTING YOUR BOARD’S HIGHLY QUALIFIED NOMINEES

VOTE THE WHITE PROXY CARD TODAY!

Unlike GAMCO and its nominees, we have a plan in place – a plan that is already delivering and that we trust will continue to drive positive results and strong momentum. Now is not the time to threaten the success we have already achieved with the unnecessary election of unqualified Board nominees.

We respectfully ask that stockholders send a clear message to GAMCO that their efforts to force another needless, costly and distracting proxy contest are unwelcomed by voting on the WHITE proxy card to support the Company’s nominees. Instead of dealing with what seems to be an annual disturbance from GAMCO, Superior’s Board and management team are better served using their time and resources to focus on continuing to lead the Company down a path of success and long-term value creation. Your vote is important – no matter how many shares you own – as no stockholder is too small. Whether or not you plan to attend the Annual Meeting, we urge you to sign and return the enclosed WHITE proxy card in the postage-paid envelope provided and vote FOR ALL your Board’s highly qualified and very experienced nominees – Michael R. Bruynesteyn, Margaret S. Dano, Jack A. Hockema, Paul J. Humphries, James S. McElya, Timothy C. McQuay, Donald J. Stebbins and Francisco S. Uranga. You may also vote by phone or Internet by following the instructions on the enclosed WHITE proxy card.

We also urge you to discard any blue proxy card or voting instruction card you may receive from GAMCO. Even a WITHHOLD vote with respect to GAMCO’s nominees on its blue proxy card will cancel any proxy previously given to Superior. If you previously signed a blue proxy card sent to you by GAMCO, you can revoke that proxy card and vote for your Board’s recommended nominees by voting a new WHITE proxy card. Only your latest-dated proxy card will count.

On behalf of your Board of Directors, we thank you for your continued support. We look forward to communicating further with you in the coming weeks.

Sincerely,

/s/ Margaret S. Dano	/s/ Donald J. Stebbins
Margaret S. Dano	Donald J. Stebbins
Chairman of the Board of Directors	President, Chief Executive Officer and Director